Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of May, 2009, by and between XENITH CORPORATION, a Virginia corporation (the “Company”), and W. JEFFERSON O’FLAHERTY (“Executive”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company considers the establishment and maintenance of highly competent and skilled management personnel for the Company to be essential to protect and enhance its best interests, and desires to induce Executive to become and remain in the employ of the Company, subject to this Agreement’s terms and conditions;

WHEREAS, Executive desires to become employed with and remain employed by the Company, subject to the Agreement’s terms and conditions; and

WHEREAS, the parties agree that, effective on and as of the Effective Time (as defined below), the provisions of this Agreement shall control with respect to the parties’ rights and obligations resulting from Executive’s employment with the Company.

NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Bank” shall mean SuffolkFirst Bank, a Virginia banking corporation and a wholly-owned subsidiary of the Bank Holding Company which will change its name to Xenith Bank on the Effective Time.

(b) “Bank Holding Company” means First Bankshares, Inc., a Virginia corporation which is the parent of the Bank and will change its name to Xenith Bankshares, Inc., on the Effective Time.

(c) “Base Salary” shall mean the annual compensation (excluding Incentive Compensation as defined in Agreement paragraph 1(j) and other benefits) payable or paid to Executive pursuant to Agreement paragraph 4(a).

(d) “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, 50% or more of the outstanding common stock of the Bank Holding Company;

(ii) The date the Bank Holding Company completes (x) a merger or consolidation of the Bank Holding Company with or into another corporation or other business entity (each, a “corporation”), regardless of whether the Bank Holding Company is the continuing or surviving corporation or pursuant to which any shares of common stock of the Bank Holding Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Bank Holding Company in which the holders of the common stock of the Bank Holding Company immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least 50% of the common stock of the Bank Holding Company, or if the Bank Holding Company is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; or (y) a sale or other disposition of all or substantially all the assets of the Bank Holding Company; or

(iii) The date that Continuing Directors cease for any reason to constitute a majority of the board of directors of the Bank Holding Company. (The term “Continuing Director” means any member of the board of directors of the Bank Holding Company, while a member of such board and (a) who was a member of such board on the date set forth above or (b) whose nomination for, or election to, such Board was recommended or approved by at least two-thirds of the members of such Board who are then Continuing Directors; provided, however, that no member of such Board whose initial assumption of office is in connection with an actual or threatened contest relating to the election of directors shall be deemed a Continuing Director.)

For the purposes of this Section 1(d), the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Bank Holding Company, the Bank or any other subsidiary of the Bank Holding Company or any employee benefit plan(s) sponsored or maintained by the Bank Holding Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Compensation Committee” shall mean the Bank Holding Company’s Governance and Compensation Committee.

(g) “Disability” shall mean a condition for which benefits would be payable under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by the Company; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive’s duties under this Agreement for a period of at least ninety (90) substantially consecutive days, as determined by an independent physician selected with the approval of the Company and Executive.

(h) “Effective Time” shall mean 11:59 p.m. on the date on which the merger of the Company with and into the Bank Holding Company (with the Bank Holding Company surviving) becomes effective except that the provisions of Section 4(d) (Stock Option Grant) shall be effective on the date of this Agreement.

(i) “Event of Termination” shall mean the Company’s termination of Executive’s employment under this Agreement for any reason other than Termination for Cause.

(j) “Incentive Compensation” shall mean the compensation payable or paid to Executive pursuant to Agreement paragraph 4(b).

(k) “Parachute Amount” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code and the regulations and rulings thereunder and, to the extent included in such definition, shall include all payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, including the accelerated vesting of any stock options granted to Executive.

(l) “Termination for Cause” shall have the meaning provided in Agreement paragraph 7(a).

(m) “Termination for Good Reason” shall mean Executive’s termination of Executive’s employment because the status, character, capacity, location, or circumstances of Executive’s employment as provided in paragraphs 2, 3, 4, 5 and 6 of this Agreement have been materially and adversely altered by the Company, whether by (i) any material breach of this Agreement by the Company (including the failure of the Company to comply with paragraphs 2, 3, 4, 5 and 6 of this Agreement); (ii) any material and adverse change in the title, reporting relationship(s), responsibilities or perquisites of Executive; (iii) any assignment of duties materially and adversely inconsistent with Executive’s position and duties described in this Agreement; or (iv) the failure of the Company to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement, except where such assignment and assumption occurs by operation of law.

2. Employment. The Company agrees to employ Executive, and Executive agrees to accept such employment, as Executive Vice President of the Company, for the period stated in Agreement paragraph 3(a) (unless earlier terminated as set forth in this Agreement) and upon the other Agreement terms and conditions. Executive agrees to perform faithfully such services that are reasonably consistent with his position and that the Company’s board of directors assigns to him from time to time. At all times, Executive shall manage and conduct the business of the Company in accordance with the policies established by the Company’s board of directors and in compliance with applicable laws and regulations promulgated by governing regulatory agencies or authorities. Responsibility for the supervision of Executive shall rest with the board of directors of the Company, which shall review Executive’s performance at least annually. The Company’s board of directors shall also have the authority to terminate Executive subject to the provisions outlined in Agreement paragraphs 6 and 7.

3. Term and Duties.

(a) Term of Employment. This Agreement and the period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Time and shall continue for a period of twenty-four (24) full calendar months thereafter (the “Initial Employment Term”), unless earlier terminated pursuant to Agreement paragraph 7 or unless Executive dies before the end of such twenty-four (24) months, in which case the period of employment shall be deemed to continue until the end of the month of such death. On the last day of the Initial Employment Term and each anniversary date thereafter, this Agreement and Executive’s term of employment (subject to the terms of this Agreement) shall be extended for an additional twelve (12) month period, unless Executive or the Company gives written notice to the other, at least sixty (60) days before the expiration of the Initial Employment Term or any twelve month extension thereafter, as applicable, that Executive’s term of employment under this Agreement shall not be extended. If written notice is timely provided, this Agreement and the period of Executive’s employment under this Agreement shall expire at the conclusion of the Initial Employment Term or such twelve month extension, as applicable. Any extension of Executive’s term of employment as set forth above shall not extend the “Initial Employment Term” as that term is used in this Agreement.

(b) Performance of Duties. During the period of employment under this Agreement, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, all subject to policies generally applicable to senior executives, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his Agreement duties. Executive shall be eligible to participate as a member in community, civic, religious, or similar organizations, and may pursue personal investments which do not present any material conflict of interest with the Company (except with prior written approval by its board of directors), or unfavorably affect the performance of Executive’s duties pursuant to this Agreement. In addition, Executive shall be entitled to serve as a member of the boards of directors/trustees identified in Exhibit “A” attached to this Agreement and made a part hereof and as a member of the boards of directors/trustees of such other public and/or private companies as the Company may pre-approve in writing.

(c) Office of Executive. The office of Executive shall be located at the Company’s main office in Richmond, Virginia, or at such other location within five (5) miles of such office as the Company may from time to time designate.

(d) No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any organization, entity or person other than the Company during the term of his employment under this Agreement, except for such arrangements as the Company may pre-approve in writing.

(e) Resignation from the Board of Directors (if applicable). If Executive’s employment with the Company is terminated for any reason, or if Executive resigns from his employment for any reason, then Executive agrees that he shall tender his resignation, to the extent applicable, from the board of directors of the Company and any other company affiliated with the Company on which Executive serves as a director at the time of his employment termination or resignation. The decision whether to accept such resignation shall be within the sole discretion of the board of directors of the Company and any other such affiliated company, as applicable.

4. Compensation.

(a) Salary. Subject to the provisions of Agreement paragraphs 6 and 7, the Company shall pay Executive, as compensation for serving as the Executive Vice President of the Company, an initial Base Salary of $175,000 per year; such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Company’s normal pay practices, but not less frequently than monthly. Executive’s Base Salary and any Incentive Compensation (as defined in Agreement paragraph 4(b)) shall be reviewed and approved at least annually by the Company’s President and Chief Executive Officer (the “CEO”), in consultation with the Compensation Committee. The CEO may adjust the Executive’s Base Salary to reflect Executive’s performance with the approval of the Compensation Committee.

(b) Incentive Compensation. During the term of Executive’s employment under this Agreement, subject to any approval required by applicable laws and governing regulatory agencies or authorities, and in addition to Executive’s Base Salary, Executive shall be eligible to receive such additional Incentive Compensation as may be awarded from time to time, by the CEO in his discretion with the approval of the Compensation Committee. It is understood that any such Incentive Compensation to be awarded to Executive shall be based on the Company’s attainment of certain performance goals established by the CEO. During the first quarter of each fiscal year, the CEO will establish target performance criteria to determine the amount of Executive’s Incentive Compensation for that fiscal year. Upon Executive’s achievement of any performance goals which the Company’s board of directors may have established in consultation with the Compensation Committee, Executive shall be eligible to receive annual Incentive Compensation, provided that, to the extent the Bank’s asset quality, management, liquidity or interest rate sensitivity of such bank shall not be “less than satisfactory.” The board of directors of the Bank will, in its sole discretion, determine whether the asset quality, management, liquidity or interest rate sensitivity of such bank is “less than satisfactory.” Any Incentive Compensation earned by Executive shall be paid on or before the fifteenth day of the third calendar month following the end of the fiscal year of the Company in which the Incentive Compensation is earned. Notwithstanding anything contained in this Agreement to the contrary, any increase to Executive’s Base Salary and any Incentive Compensation paid to Executive shall be (i) in compliance with applicable regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency or authority and with any agreements by and between the Company, the Bank Holding Company or the Bank and such regulatory agencies or authorities, (ii) consistent with the safe and sound operation of the Bank, and (iii) closely monitored by the CEO and the Compensation Committee.

(c) Intentionally Omitted

(d) Stock Option Grant. As soon as practicable after the execution and delivery of this Agreement, Executive shall be granted the option to purchase 16,000 shares of the Company’s common stock, subject to the terms of Xenith Corporation’s 2009 Stock Incentive Plan. Additionally, as soon as practicable after the Bank shall have attained “annual profitability,” Executive shall be granted the option to purchase 16,000 shares of the Bank Holding Company’s common stock, provided that such annual profitability shall have been attained on or before the third anniversary of the Effective Time of this Agreement and provided further that such option shall be subject to the terms contained in the Bank Holding Company’s 2009 Stock Incentive Plan (the “Plan”). For purposes of this Agreement paragraph 4(d), “annual profitability” shall have been attained in that month in which the Bank Holding Company shall have achieved pre-tax profitability in accordance with Generally Accepted Accounting Principles (“GAAP”) after giving effect to the costs of all options granted as provided for under SFAS 123R during the trailing twelve (12) months, as determined by its board of directors. All stock options to be granted under this Agreement paragraph 4(d) shall (i) be granted at a price determined by the Compensation Committee in accordance with the Plan, (ii) vest in three (3) equal installments on each anniversary of the date that the merger contemplated by the Agreement of Merger, dated May 12, 2009, between the Bank Holding Company and the Company is consummated, and (iii) become 100% vested upon a termination of Executive’s employment as a result of an Event of Termination or a Termination for Good Reason.

(e) Intentionally Omitted.

(f) Reimbursement of Expenses; Provision of Business Development Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in the Company’ policies and procedures, in effect from time to time. In addition, the Company believes that its best interests will be more fully served if Executive maintains active membership in appropriate professional associations. Accordingly, upon prior approval of the CEO, the Company shall also reimburse Executive for the reasonable dues and business-related expenditures associated with Executive’s membership(s) in such professional organizations as the CEO determines are appropriate and commensurate with Executive’s position. The Company shall also pay or reimburse Executive for all reasonable business-related expenses, including entertainment, at social clubs of which Executive may be a member, but Executive shall not be entitled to payment or reimbursement of membership dues or monthly minimums imposed by any such social clubs. Any reimbursement of such expenses shall be made by the time period required by the Company’s regular policies and procedures in effect at the time the Executive incurs the reimbursable expense but not later than the last day of the calendar year following the calendar year in which Executive incurs the expense.

5. Participation in Benefit Plans.

(a) Incentive, Savings, and Retirement Plans. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, stock option, stock appreciation, restricted stock, savings, and retirement plans, practices, policies, and programs adopted by the Company’s board of directors to the extent applicable generally to senior executive officers of the Company, on the same basis as such other senior executive officers, unless otherwise prohibited by the terms of such plans.

(b) Health and Welfare Benefit Plans. During the term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs adopted by the board of directors of the Company to the extent applicable generally to senior executive officers of the Company and subject to the terms, conditions, and eligibility requirements therefore from time to time.

(c) Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to be voluntarily absent from work or the performance of his work duties under this Agreement as recited below, all voluntary absences to count as vacation time, provided that:

(i) Executive shall be entitled to an annual vacation in accordance with the policies that the board of directors of the Company periodically establishes for senior management employees of the Company in consultation with the Compensation Committee.

(ii) Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and Executive shall not accumulate unused vacation from one fiscal year to the next, except as authorized by the Company’s board of directors in consultation with the Compensation Committee.

(iii) In addition to paid vacations under this Agreement, Executive shall be entitled, without loss of pay, to be voluntarily absent from work under this Agreement for such additional periods of time and for such valid and legitimate reasons as the board of directors of the Company may in its discretion approve in consultation with the Compensation Committee. It is also provided that the board of directors of the Company may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors of the Company in its discretion determines in consultation with the Compensation Committee.

(iv) Executive shall be further entitled to an annual sick leave benefit as may be established by the board of directors of the Company in consultation with the Compensation Committee.

6. Benefits Payable Upon Disability.

(a) Disability Benefits. In the event of the Disability of Executive, Executive shall be placed on a paid leave of absence and the Company shall continue to pay Executive 100% of Executive’s then current Base Salary pursuant to paragraph 4(a) during the first twelve (12) months of a substantially continuous period of Disability. It is provided, however, that in the event Executive is disabled for a substantially continuous period exceeding twelve (12) months, the Company may, at its election, terminate this Agreement, in which event payment of Executive’s Base Salary shall cease.

(b) Disability Benefit Offset. Any amounts payable under Agreement paragraph 6(a) shall be reduced by any amounts paid to Executive under any other disability program or policy of insurance maintained by the Company.

7. Payments to Executive Upon Termination of Employment. The CEO, with the approval of the Company’s board of directors, may terminate Executive’s employment under this Agreement at any time, but any termination other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of the Company and Executive in the event of employment termination are set forth in this Agreement paragraph 7 as follows:

(a) Termination for Cause. Executive shall have no right to compensation or other benefits (except for vested benefits under any employee benefit plan) for any period after a Termination for Cause. For purposes of this Agreement, Termination for Cause shall be determined by the CEO, in the reasonable exercise of his discretion and acting in good faith, in accordance with this sub-paragraph and subject to the approval of the Company’s board of directors. Termination for Cause is a termination of Executive’s employment as a result of Executive’s personal dishonesty, willful or reckless misconduct, willful or reckless breach of fiduciary duties; intentional failure to perform stated duties; willful or reckless violation of any law, rule, or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order or other formal administrative action entered into by or imposed on the Company; the regulatory suspension or removal of Executive as defined in Agreement paragraphs 8(a) and 8(b); Executive’s failure to follow reasonable written instructions of the CEO or the board of directors of the Company; or Executive’s material breach of any provision of this Agreement. The termination of Executive’s employment shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted in good faith by the affirmative vote of not less than two-thirds of the membership of the Company’s board of directors (other than Executive and any other employees who serve on such board of directors) at a meeting of such board called and held for such purpose (after at least thirty (30) days prior written notice of such meeting and Executive’s alleged improper conduct is provided to Executive and Executive is given an opportunity to be heard before such board), finding that, in the good faith opinion of such board of directors, Executive is guilty of the conduct described as Termination for Cause and specifying in reasonable detail the grounds for its decision, and further that the specified conduct remains uncured or, in the case of a suspension, removal or formal administrative action, was not capable of cure. The CEO, in his discretion, with the approval of the Company’s board of directors, may suspend Executive, with pay, for all or any portion of the period of time from the delivery of the notice described in this Agreement paragraph 7(a) until the effective time of the Termination for Cause.

(b) Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination, other than in connection with a Change of Control as provided in Agreement paragraph 7(c), the Company shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to Executive’s Total Compensation (defined in this Agreement as the sum of (i) any Incentive Compensation paid to Executive during the twelve (12) months preceding termination of employment under this Agreement plus (ii) the greater of one year of the then current Base Salary or the then current Base Salary which would have been payable over the remaining balance of the Initial Employment Term. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of said severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the Event of Termination and any Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the Event of Termination. In addition, all outstanding options to purchase common stock of the Company or the Bank Holding Company, as applicable, granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under Section 4980B of the Code (“COBRA”), the Company shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before the second anniversary of the Event of Termination, then the Company shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Company’s obligation to provide the severance payments, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(b) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Company, the Bank Holding Company, the Bank and their affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(b). The Release and Waiver shall be provided to the Executive on or before the Event of Termination and shall be executed and returned to the Company within twenty-five (25) days after the Release and Waiver is provided to the Executive.

(c) Event of Termination or Termination for Good Reason in Connection With a Change of Control. If, during the term of Executive’s employment under this Agreement and within one year immediately following a Change of Control or within six months immediately prior to such Change of Control, Executive’s employment with the Company under this Agreement is terminated by an Event of Termination or a Termination for Good Reason, then the Company shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment (subject to adjustment as provided below) equal to 2 times Executive’s Total Compensation. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of such severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the Event of Termination, and any

Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the Event of Termination. In addition, all outstanding options to purchase common stock of the Company or the Bank Holding Company, as applicable, granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under COBRA, the Company shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before second anniversary of the Event of Termination, then the Company shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Company’s obligation to provide the severance payment, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(c) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Company and its affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(c). The Release and Waiver shall be provided to Executive on or before the Event of Termination and shall be executed and returned to the Company within twenty-five (25) days after the Release and Waiver is provided to Executive.

(d) Termination for Good Reason. If, during the term of Executive’s employment with the Company under this Agreement is terminated upon the occurrence of a Termination for Good Reason event, other than in connection with a Change of Control as provided in Agreement paragraph 7(c), then the Company shall pay to Executive, or in the event of his subsequent death, his designated beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to 2 times Executive’s Total Compensation paid to Executive. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of such severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the date of such termination and any Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the date of such termination. In addition, all outstanding options to purchase common stock of the Company or the Bank Holding Company, as applicable, granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under COBRA, the Company shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before second anniversary of the Event of Termination, then the Company shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Company’s obligation to provide the severance payment, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(d) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Company, the Bank Holding Company, the Bank and their affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(d). The Release and Waiver shall be provided to Executive on or before the date of such termination and shall be executed and returned to the Company within twenty-five (25) days after the Release and Waiver is provided to Executive.

(e) 409A Limits on Payments. Executive and the Company intend for all payments under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules (“Section 409A”). To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon Executive’s termination of employment shall be paid to Executive at the time that Executive has experienced a “separation from service” (as defined in Section 409A) from the Company. A separation from service shall not occur under Section 409A unless Executive has completely severed his employment or contractor relationship with the Company or Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding 36 month period (or the full period if Executive has been providing services for less than 36 months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments to Executive if Executive is considered a “specified employee” under Section 409A, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment that is delayed pursuant to this Agreement paragraph 7(e) shall be paid to Executive at the earliest date permitted under Section 409A; provided, however, if Executive wishes to receive any benefit before the time permitted under Section 409A of the Code, then to the extent necessary to comply with Section 409A, Executive shall pay the full cost of such benefit and the Company shall reimburse Executive for all such costs at the earliest date permitted under Section 409A. Should Executive be assessed any additional income tax, excise tax, penalty or interest as a result of any payment in violation of Section 409A, the Company shall pay all such assessed taxes resulting from such violation, but shall not pay any taxes assessed against Executive as a result of any payment that would have been due by Executive if no violation of Section 409A had occurred.

(f) 280G Limits on Payments

(i) Except as provided below, no payments described herein or under any other agreement, plan or arrangement as to which Section 280G of the Code (“Section 280G”) applies shall exceed the amount permitted by that Section. Therefore, with respect to any such payment only, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G or any successor thereof and the regulations and rulings thereunder) of the Parachute Amount would result in an excess parachute payment (as determined under Section 280G), then the Parachute Amount shall not be greater than an amount equal to 2.99 multiplied by Executive’s base amount (as determined under Section 280G) for the base period (as determined under Section 280G) (the “Capped Amount”). In the event the Parachute Amount is required to be reduced pursuant to this subparagraph, the payments under this Agreement that are included in the Parachute Amount shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining payments; provided, however, that payments that are not subject to Section 409A shall be reduced before any payments that are subject to Section 409A are reduced.

(ii) Notwithstanding sub-paragraph (i) above, Executive’s Parachute Amount shall not be limited to the Capped Amount if it is determined that Executive would receive greater after-tax proceeds from the Parachute Amount (i.e., after Executive’s payment of all taxes imposed on all of the Parachute Amount) than he would if such reduction were made.

(iii) Should Executive be assessed any excise tax as a result of any payment of the Parachute Amount under sub-paragraph (i) above (but not under sub-paragraph (ii)), the Company shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting from the payment of such excise taxes, but shall pay no other taxes assessed against Executive as a result of the payment of the Parachute Amount.

(iv) The calculation of the Parachute Amount and Capped Amount and all other determinations relating to the applicability of Section 280G to the payments made to Executive by the Company shall be made by an independent public accounting firm selected and paid for by the Company.

(g) Voluntary Termination of Employment. Executive shall have no right to compensation or other benefits under this Agreement for any period following the voluntary termination of Executive’s employment, except as provided in Agreement paragraphs 7(c) and 7(d) for a termination for Good Reason.

8. Regulatory Suspension.

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank (as the Company’s successor in interest in accordance with Agreement paragraph 16(a)) by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of the Company under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company, subject to any bar or prohibition arising from any applicable law or regulation, shall (i) pay Executive the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended; provided, however, that the Company’s obligation to pay or reinstate as set forth herein shall not exceed one year of compensation or other obligations, shall be reduced by the amount of any compensation received by Executive from any source during the period of suspension. Vested rights of Executive shall not otherwise be affected.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

9. Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:

(a) Confidential Information and Trade Secrets. During Executive’s employment, the parties acknowledge that the Company shall disclose, or have already disclosed, to Executive for use in Executive’s employment, and that Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Company, the Bank Holding Company and the Bank (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Company, the Bank Holding Company and the Bank and other proprietary documents, materials, or information indigenous to the Company, the Bank Holding Company and the Bank relating to their respective businesses and activities, or the manner in which the Company, the Bank Holding Company and the Bank does business, which is valuable to the Company, the Bank Holding Company and the Bank in conducting their business because the information is kept confidential and is not generally known to their competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records, unless Executive causes the Confidential Information to become generally known or easily obtained from public sources or public records.

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets without the Company’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Company.

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of one year following any voluntary or involuntary termination of employment (whether by the Company or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Company’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Company.

(b) Return of Property of the Company. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request of the Company), Executive agrees to immediately return to the Company all property of the Company, First Bankshares, Inc. or Suffolk First Bank, (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used, possessed or maintained while working for the Company from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in the Company, the Bank Holding Company or the Bank, as applicable.

(c) Non-Diversion of Business Opportunity. During Executive’s employment with the Company and consistent with Executive’s duties and fiduciary obligations to the Company, Executive shall (i) disclose to the Company any business opportunity that comes to Executive’s attention during Executive’s employment with the Company and that relates to the business of the Company or otherwise arises as a result of Executive’s employment with the Company and (ii) not take advantage of or otherwise divert any such opportunity for Executive’s own benefit or that of any other person or entity without prior written consent of the Company.

(d) Non-Solicitation of Customers. During Executive’s employment and for a period of twelve (12) months following any employment termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, with the intent of doing business with, the customers or clients of the Company, the Bank Holding Company or the Bank with whom Executive has had material contact during the last year of Executive’s employment with the Company, including prospects of the Company, the Bank Holding Company or the Bank with whom Executive had such contact during said last year of Executive’s employment, if the purpose of such activity is either (i) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company, the Bank Holding Company or the Bank. Executive acknowledges that, due to Executive’s relationship with the Company, Executive will develop, or has developed, special contacts and relationships with the Company’s clients and prospects of the Company, the Bank Holding Company or the Bank and that it would be unfair and harmful to the Company if Executive took advantage of these relationships in a Competitive Business.

A “Competitive Business”, as defined in this Agreement, is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Company, the Bank Holding Company or the Bank during Executive’s employment with the Company.

(e) Non-Piracy of Employees. During Executive’s employment and for a period of twelve (12) months following any termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive covenants and agrees that Executive shall not, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Company, the Bank Holding Company and the Bank, or any affiliate of such entities who performed work for the Company, the Bank Holding Company or the Bank, or any such affiliate within the last six (6) months of Executive’s employment with the Company or any such affiliate or who was otherwise engaged or employed with the Company at the time of said termination of employment of Executive or (ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Company, the Bank Holding Company or the Bank, or any such affiliate, in either case until such employee or contractor has been terminated or separated from the Company, the Bank Holding Company or the Bank, or any such affiliate for at least twelve (12) months.

(f) Non-Compete. During Executive’s employment and for a period of twelve (12) months following any employment termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive agrees not to, directly or indirectly, compete with the Company, the Bank Holding Company or the Bank or any other affiliate of such entities, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined herein) for or as a “Competitive Business” (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which Executive served at the Company. The “Territory” shall be defined as the Commonwealth of Virginia. Executive acknowledges that the Company, the Bank Holding Company or the Bank conducts its business within the Territory, that Executive will perform services for and on behalf of the Company within the Territory, and that this paragraph 9(f) (and the Territory) is a reasonable limitation on Executive’s ability to compete with the Company, the Bank Holding Company or the Bank.

(g) Acknowledgment. It is understood and agreed by Executive that the parties have attempted to limit his right to compete only to the extent necessary to protect the Company, the Bank Holding Company or the Bank from unfair competition and that the terms and provisions of this paragraph 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of the Company (to which trade secrets and Confidential Information Executive has had and/or will have access and has made and/or will make use of during employment with the Company).

It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, to protect the Company’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Company utilizing or taking advantage of) such business trade secrets and Confidential Information and those substantial contacts and relationships (including those with customers and employees of the Company, the Bank Holding Company or the Bank) which Executive established due to his employment with the Company.

This Agreement is not intended to preclude Executive’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Executive from earning or pursuing an adequate livelihood and will not cause an undue burden to Executive or his family.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that such limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Company and the business of the Company, the Bank Holding Company or the Bank and Executive agrees to strictly abide by the terms hereof.

10. Source of Payments. All payments provided in Agreement paragraphs 4 , 6, and 7 shall be paid in cash from the general funds of the Company, or its successors in interest, as provided herein; and no special or separate fund shall be established by the Company, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which the Company may make to meet its payment obligations.

11. Injunctive Relief/Arbitration. The Company or Executive shall have the right to apply to any court of competent jurisdiction for injunctive relief with respect to the enforcement of the covenants and agreements set forth in Agreement paragraph 9. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Company or Executive are or may be entitled at law or in equity respecting this Agreement. All other disputes or claims for relief arising from or related to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, or as to arbitrability shall be brought and resolved in binding arbitration before the American Arbitration Association. The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes. The Company and Executive agree that the arbitration will be conducted in Richmond, Virginia. Judgment upon any award rendered by the arbitrator may be entered only in the Circuit Court for the City of Richmond, Virginia, or in the U.S. District Court for the Eastern District of Virginia (Richmond Division).

12. Attorneys’ Fees. In the event any party hereto is required to engage in legal action, whether before a court of competent jurisdiction or before the American Arbitration Association, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, the parties shall bear their own respective legal fees and expenses in connection therewith. However, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred.

13. No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether Executive obtains other employment.

14. Federal Income Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15. Effect of Prior Agreements. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that, in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or any of its officers, directors, attorneys, agents, or representatives, except as expressly contained in this Agreement. This Agreement supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by or between the Company and Executive.

16. General Provisions.

(a) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of the Company; provided, however, that nothing in this Agreement paragraph 16(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign this Agreement without the consent of Executive at any time. It is expressly contemplated that (i) at the Effective Time, the Company will assign all of its rights and obligations under this Agreement to the Bank Holding Company and the Bank Holding Company will assume all of the rights and obligations of the Company under this Agreement by operation of law in connection with the merger of the Company with and into the Bank Holding Company (with the Bank Holding Company surviving), and (ii) immediately thereafter, the Bank Holding Company will assign all of its rights and obligations under this Agreement to its wholly-owned subsidiary, the Bank, and the Bank will assume all of the rights and obligations of the Bank Holding Company under this Agreement in writing.

(b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Company and Executive and their respective heirs, successors, assigns, and legal representatives.

(d) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Company shall not constitute a defense to the enforcement by the Company of Executive’s covenants, obligations, or undertakings in this Agreement.

(e) No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and duties for the Company will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound.

Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for the Company or otherwise disclose to the Company any trade secrets or Confidential Information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

17. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18. Severability. If for any reason any provision of this Agreement is held invalid, the parties agree that the court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

19. Headings. The headings of the Agreement paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. Governing Law. This Agreement has been executed and delivered in the Commonwealth of Virginia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Virginia.

21. Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22. Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Chairman
Board of Directors
Xenith Corporation
901 East Cary Street, Suite 1700
One James Center
Richmond, Virginia 23219

To the Executive:	W. Jefferson O’Flaherty
106 Rose Hill Road
Richmond, VA 23229

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the date set forth above.

XENITH CORPORATION

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President and Chief Executive Officer

EXECUTIVE

/s/ W. Jefferson O’Flaherty
W. Jefferson O’Flaherty

EXHIBIT A

Membership on Boards of Directors/Trustees

EXHIBIT B

Form of Release and Waiver

This Release and Waiver (hereinafter “Release”) is entered into this              day of                 ,             , by and between XENITH BANK, a Virginia banking corporation (the “Bank”), and              (hereinafter “Executive”) (collectively, the “Parties”).

WHEREAS, Executive was employed with the Bank as its                      [Title] pursuant to that certain Employment Agreement dated as of                      , 20     by and between the Bank and Executive (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Bank terminated as of                          (the “Effective Date”);

WHEREAS, the execution of this Release is an express condition to Executive’s receipt of any severance payment under the Employment Agreement; and

WHEREAS, Executive and the Bank desire to achieve an amicable separation and to settle fully and finally any and all differences between them, including, but in no way limited to, any disputes arising from Executive’s termination from the Bank, as well as any other claim that could have been asserted arising out of Executive’s employment with the Bank;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Release and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Termination of Employment; Return of Property. Executive hereby agrees that the Employment Agreement and the employment relationship between Executive and the Bank have been terminated as of the Effective Date. Executive agrees to immediately return all property of the Bank, including without limitation all Bank records, files, customer information, computer hardware and all data resident thereon that Executive created, used, or possessed during his employment with the Bank.

2. Executive Benefits. As of the Effective Date, all of Executive’s employee-related benefits with the Bank have been terminated, subject only to any notice and continuation requirements established by applicable law (including but not limited to COBRA) and                                               [Describe other benefits, if any].

3. Payment and Other Consideration to Executive. In consideration of the release set forth below and subject to Executive’s strict compliance with all of the terms and provisions of this Release, all of which are deemed material, the Bank agrees to the following:

(a) Payment. Subject to the provisions of Section 12(c), the Bank shall                              [Describe payment terms].

(b) Valuable Consideration. No Other Payments Due. Executive acknowledges that the referenced payments constitute good and valuable consideration for this Release, including but not limited to his release of claims in Sections 5 and 6. Executive further acknowledges that he has otherwise received payment for all other salary, bonuses, other compensation, and business-related expenses for all prior periods of employment with the Bank and that he is not owed or entitled to any such or other compensation, bonuses, or vacation pay from the Bank for any prior period of employment with the Bank.

4. Confidentiality; Non-Disparagement.

(a) Executive agrees to keep the existence and terms of this Release strictly confidential and not to disclose any information regarding this Release or its terms to any third party (including any current or former employees of the Bank) except Executive’s spouse, tax advisor, or legal counsel, unless compelled by a court of competent jurisdiction.

(b) Executive also agrees that he shall not undertake any disparaging or harassing conduct (or make any disparaging or harassing statements to any third party) regarding the Bank or any of the Bank’s affiliates and/or its or their directors, managers, supervisors, employees, agents, predecessors/successors/assigns, or their respective products/services.

5. Release of All Claims.

(a) As a material inducement to the Bank to enter into this Release, Executive irrevocably and unconditionally agrees to and does hereby release, acquit, and forever discharge the Bank, the Bank’s affiliates and each and all of its or their owners, shareholders, directors, officers, employees, former employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of them (herein jointly and individually called the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys fees and legal expenses), of any nature whatsoever, whether known or unknown (hereinafter collectively referred to as “Claim” or “Claims”), which Executive now has or may hereafter have against any Released Party by reason of any matter, act, omission, cause, or event that has occurred up to the present date, including, without limitation, any and all claims related or in any manner incidental to Executive’s employment with the Bank, the cessation of his employment with the Bank, the Employment Agreement, and/or the termination of the Employment Agreement, provided that the foregoing release shall not release any benefits under COBRA for post termination benefits (subject to Executive’s proper election and payment for any such benefit, as applicable) or any payments or benefits expressly payable under this Release.

(b) The general waiver and release set forth in Section 5(a) includes, but is not limited to, all Claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the American’s With Disabilities Act of 1990, as amended; the Executive Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Fair Labor Standards Act, as amended; any applicable Executive Order Programs; any other applicable employment laws; or any other federal, state, or local law, rule, public policy, or regulation; and/or the common law, including but not limited to any claims relating to any and all agreements, contracts, arrangements and understandings (whether employment-related or otherwise). Without limiting the general waiver and release set forth in Section 5(a), Executive also agrees to release the Bank and the Released Parties from any and all Claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including any alleged harassment, retaliation, or discrimination on the basis of age or other violation thereof), or comparable state or local law. Without limiting the general waiver and release set forth in Section 5(a), Executive also agrees to release the Bank and the Released Parties from any and all Claims Executive may have for wrongful discharge, breach of contract, infliction of emotional distress or defamation; relating to or arising out of any agreement or understanding between Executive and the Bank; and/or arising under any policies, practices or procedures of the Bank.

(c) It is the intent of Executive to release all claims of every nature and kind, whether known or unknown, accrued or unclaimed, which Executive may have against the Bank or any other released person or entity as of the date of the execution of this Release, and under the Age Discrimination in Employment Act (subject to the applicable consideration period and revocation right), as set forth therein. Executive agrees that his release shall apply to all claims and causes of action against any Released Party, whether actual or potential, known or unknown, suspected or unsuspected, or foreseen or unforeseen.

(d) Executive expressly acknowledges, agrees and stipulates with the Bank that this Release may be pled by the Bank or any other released person or entity as a complete defense and will fully and finally bar any such known or unknown claim or claims of Executive based on any matter, act, omission, cause, or event occurring up to the date of this Release.

(e) Executive represents and warrants that if a class action lawsuit is filed against the Bank in the future relating to any form of employment discrimination and Executive is arguably a member of the class of plaintiffs, Executive hereby “opts out” of any class, and agrees that the class representative(s), if any, cannot pursue claims on his behalf.

6. Workman’s Compensation Claims. Executive represents and warrants that he has no present knowledge of any injury to him which either will or might lead to his recovery of compensation as a Workman’s Compensation Claim and, to the extent he may lawfully release such claims, Executive agrees to release the Bank and the Released Parties from any and all Claims Executive may have relating to or arising out of any Workman’s Compensation law, rule, policy, or regulation.

7. Covenant Not to Sue. Executive irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind based upon any matter released or purported to be released hereby.

8. Knowing and Voluntary Release. Executive agrees and represents that he (i) has sufficient and adequate educational and business experience to understand the meaning of this Release, including but not limited to the release and waiver of claims, (ii) has had a sufficient and reasonable amount of time in which to review and consider this Release, (iii) has had the opportunity to be advised by legal counsel about this Release,(iii) has had the opportunity to be advised by legal counsel about this Release before signing it, (iv) has the full legal capacity to enter into this Release, (v) has carefully read, and has fully and completely understood, all of the provisions of this Release and their meaning, intent, and legal effect, (vi) is not under any mental impairment or otherwise unable to read, consider, and understand the terms of this Release, (vii) has knowingly and voluntarily executed this Release, (vii) has knowingly and voluntarily executed this Release and agreed to all of the terms set forth in this Release, and (viii) knowingly and voluntarily intends to be legally bound by this Release. EXECUTIVE FURTHER AGREES AND REPRESENTS THAT HE UNDERSTANDS THAT THIS RELEASE CONTAINS RELEASES OF ALL KNOWN AND UNKNOWN CLAIMS.

9. No Admission of Liability. No part of this Release or any action on the part of any party in resolving this matter with the other party shall be considered or shall constitute an admission of any wrongful conduct or violation of any law or that any party was at any time entitled to relief for any action or conduct of the other party (or any agent or employee thereof).

10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if telecopied, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by telecopy and acknowledgment of receipt by the recipient’s telecopy machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Release shall be given to the parties hereto at the following addresses:

If to the Bank:

President and Chief Executive Officer
Xenith Bank
901 East Cary Street
Suite 1700
One James Center
Richmond, Virginia 23219

If to Executive:

11. Miscellaneous.

(a) Legality and Severability. The Parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation. In the event a court of competent jurisdiction finds any provision (or subpart thereof) to be illegal or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Release valid and enforceable. Any illegal or unenforceable provision (or subpart thereof) shall otherwise be severable and shall not affect the validity of the remainder of such provision and any other provision of this Release.

(b) Entire Agreement. This Release constitutes the entire understanding between the Parties regarding the subject matters addressed herein and supersedes any prior oral or written agreements between the Parties. The Bank has not made any promises, representations, or agreements of any kind to Executive in consideration for entering into this Release beyond those expressly set forth in this Release.

(c) Modification, Governing Law. This Release can only be modified by a writing signed by the Parties, and shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia without regard to the choice of law provisions thereof.

(d) Review and Voluntariness of Release. The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice, that they have in fact read and do understand such provisions, and that they have voluntarily entered into this Release. The Parties agree that this Release shall be construed as drafted by both of them, as parties of equivalent bargaining power and not for or against either of them as drafter.

(e) Non-Waiver. The failure of the Parties to insist upon or enforce strict performance of any provision of this Release or to exercise any rights or remedies will not be construed as a waiver by either the Bank or Executive to assert or rely upon any such provision, right or remedy in that or any other instance.

(f) Assignment. The Bank may assign this Release or the obligations of Executive without Executive’s prior written consent and approval, if the Bank is ever sold or otherwise substantially conveyed either by way of a merger, stock sale, or by way of a sale of assets. Other than the foregoing permitted assignments, this Release shall not be assigned without the consent of the other Party. This Release shall also be binding upon and benefit the parties hereto and their respective heirs, successors, legal representatives, executors or assigns.

(g) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Bank shall not constitute a defense to the enforcement by the Bank of Executive’s covenants, obligations, or undertakings in this Release or any other agreement.

(h) Offset. Executive authorizes the Bank to offset against any amount(s) otherwise payable to Executive under this Release (i) the replacement costs, as of the date of replacement, of any Bank property not returned by Executive and (ii) any amount of any other debt owed by Executive to the Bank.

(i) Injunctive Relief. Executive acknowledges that it would be difficult to calculate the Bank’s damages from his breach of this Release, and that money damages would therefore be an inadequate remedy. Accordingly, upon such breach, Executive acknowledges that the Bank may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Executive, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit the Bank from seeking any other damages or relief provided by applicable law for breach of this Release or any section or provision hereof

12. Review and Revocation Rights.

(a) Executive acknowledges that he may have twenty-one (21) days from receipt of this Release to review and consider this Release before signing, and that signing the Release shall constitute a waiver of any remaining balance of the twenty-one (21) day waiting period. Executive agrees that any changes to this Release do not restart the running of this twenty-one (21) day period. Executive also acknowledges that he has hereby been advised to consult an attorney about this Release prior to its execution.

(b) Executive further understands that he may revoke this Release within seven (7) days from the date on which this document is executed by Executive and that this Release is not effective or enforceable until such revocation period has expired. Revocation may be made by delivering a written notice of revocation to the Bank as described in Section 10. For this revocation to be effective, such written notice must be received by said individual no later than midnight on the seventh day after Executive signs this Release.

(c) Executive further acknowledges and understands that this Release is not effective or enforceable (and that the above referenced Payments will not commence) until such revocation period has expired. If Executive revokes this Release, this Release shall not be enforceable or effective and Executive will not receive the benefits described in this Release.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Release as of the date first above written.

BANK:	EXECUTIVE:

XENITH BANK

By:

Its:

Date:	Date: